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Exhibit 10.1

NON-INSTITUTIONAL
MEDICAID PROVIDER AGREEMENT

The Provider agrees to participate in the Florida Medicaid program under the following terms and conditions:

(1)    Discrimination.  The parties agree that the Agency for Health Care Administration (AHCA) may make payments for medical assistance and related services rendered to Medicaid recipients only to a person or entity who has a provider agreement in effect with AHCA; who is performing services or supplying goods in accordance with federal, state, and local law; and who agrees that no person shall, on the grounds of sex, handicap, race, color, national origin, other insurance, or for any other reason, be subjected to discrimination under any program or activity for which the provider receives payment from AHCA.

(2)    Quality of Service.  The provider agrees that services or goods billed to the Medicaid program must be medically necessary, of a quality comparable to those furnished by the provider's peers, and within the parameters permitted by the provider's license or certification. The provider further agrees to bill only for the services performed within the specialty or specialties designated in the provider application on file with AHCA. The services or goods must have been actually provided to eligible Medicaid recipients by the provider prior to submitting the claim.

(3)    Compliance.  The provider agrees to comply with local, state, and federal laws, as well as rules, regulations, and statements of policy applicable to the Medicaid program, including the Medicaid Provider Handbooks issued by AHCA.

(4)    Term and signatures.  The parties agree that this is a voluntary agreement between AHCA and the provider, in which the provider agrees to furnish services or goods to Medicaid recipients. Provided that all requirements for enrollment have been met, this agreement shall remain in effect for ten (10) years from the effective date of the provider's eligibility unless otherwise terminated. This agreement shall be renewable only by mutual consent. The provider understands and agrees that no AHCA signature is required to make this agreement valid and enforceable.

(5)    Provider Responsibilities.  The Medicaid provider shall:

(a)    Possess at the time of the signing of the provider agreement, and maintain in good standing throughout the period of the agreement's effectiveness, a valid professional, occupational, facility or other license appropriate to the services or goods being provided, as required by law.

(b)    Keep, maintain, and make available in a systematic and orderly manner all medical and Medicaid-related records as AHCA requires for a period of at least five (5) years.

(c)    Safeguard the use and disclosure of information pertaining to current or former Medicaid recipients as required by law.

(d)    Send, at the provider's expense, legible copies of all Medicaid-related information to authorized state and federal employees, including their agents. The provider shall give state and federal employees, including their agents, access to all Medicaid patient records and to other information that can not be separated from Medicaid-related records.

(e)    Bill other insurers and third parties, including the Medicare program, before billing the Medicaid program, if the recipient is eligible for payment for health care or related services from another insurer or person.

(f)     Refund any moneys received from the Medicaid program in error or in excess of the amount to which the provider is entitled within 90 days of receipt.

(g)    Be liable for and indemnify, defend, and hold AHCA harmless from all claims, suits, judgments, or damages, including court costs and attorney's fees, arising out of the negligence or omissions of the provider in the course of providing services to a recipient or a person believed to be a recipient to the extent allowed by in and accordance with section 768.28, F.S. (2001), and any successor legislation.

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(h)    Accept Medicaid payment as payment in full, and not bill or collect from the recipient or the recipient's responsible party any additional amount except, and only to the extent AHCA permits or requires, co-payments, coinsurance, or deductibles to be paid by the recipient for the services or goods provided. This includes situations in which the provider's Medicare coinsurance claims are denied in accordance with Medicaid's payment.

(i)     Submit claims to AHCA electronically and to abide by the terms of the Electronic Claims Submission Agreement.

(j)     Receive payment from AHCA by Electronic Funds Transfer (EFT). In the event that AHCA erroneously deposits funds to the provider's account, then the provider agrees that AHCA may withdraw the funds from the account.

(k)    Comply with all of the requirements of Section 6032 (Employee Education About False Claims Recovery) of the Deficit Reduction Act of 2005, if the provider receives or earns five million dollars or greater annually under the State plan.

(6)    AHCA Responsibilities.  The agency shall:

(a)    Make timely payment at the established rate for services or goods furnished to a recipient by the provider upon receipt of a properly completed claim.

(b)    Not seek repayment from the provider in any instance in which the Medicaid overpayment is attributable solely to error in the state's determination of eligibility of a recipient.

(7)    Termination For Convenience.  This agreement may be terminated without cause upon thirty (30) days written notice by either party.

(8)    Ownership.  The provider agrees to give AHCA sixty (60) days written notice before making any change in ownership of the entity named in the provider agreement as the provider. The provider is required to maintain and make available to AHCA Medicaid-related records that relate to the sale or transfer of the business interest, practice, or facility in the same manner as though the sale or transaction had not taken place, unless the provider enters into an agreement with the purchaser of the business interest, practice, or facility to fulfill this requirement.

(9)    Complete Information.  All statements and information furnished by the prospective provider before signing the provider agreement shall b= true and complete. The filing of a materially incomplete, misleading or false application will make the application and agreement voidable at the option of AHCA and is sufficient cause for immediate termination of the provider from the Medicaid program and/or revocation of the provider number.

(10)  Interpretation.  When interpreting this agreement, it shall be neither construed against either party nor considered which party prepared the agreement.

(11)  Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Florida.

(12)  Amendment.  This agreement, application and supporting documents constitute the full and entire agreement and understanding between the parties with respect to their relationship. No amendment is effective unless it is in writing and signed by each party.

(13)  Severability.  If one or more of the provisions contained in this agreement or application shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(14)  Agreement Retention.  The parties agree that AHCA may only retain the signature page of this agreement, and that a copy of this standard provider agreement will be maintained by the Director of Medicaid, or his designee, and may be reproduced as a duplicate original for any legal purpose and may also be entered into evidence as a business record.

(15)  Funding.  This contract is contingent upon the availability of funds.

(16)  Assignability.  The parties agree that neither may assign their rights under this agreement without the express written consent of the other.

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The parties concur that this agreement is a legal and binding document and is fully enforceable in a court of competent jurisdiction. The signatories hereto represent and warrant that they have read the agreement, understand it, and are authorized to execute it on behalf of their respective principals or co-owners. This agreement becomes null and void upon transfer of assets; change of ownership; or upon discovery by AHCA of the submission of a materially incomplete, misleading or false provider application unless subsequently ratified or approved by AHCA.

All shareholders (with five percent or greater ownership interest), principals, partners and financial custodians are required to sign this agreement or, a chief executive officer (CEO) or president of an organization may sign this agreement in lieu of the above. Failure to sign the agreement will make this application, agreement and provider number voidable by AHCA.

IN WITNESS WHEREOF, the undersigned have caused this agreement to be duly executed under the penalties of perjury, swear or affirm that the foregoing is true and correct.

Heath Schiesser	President and CEO	/s/ Heath Schiesser	4/1/09
(legibly print name of signatory)	Title	Signature	Date

(legibly print name of signatory)	Title	Signature	Date

(legibly print name of signatory)	Title	Signature	Date

(legibly print name of signatory)	Title	Signature	Date

(legibly print name of signatory)	Title	Signature	Date

(USE ADDITIONAL PAGES IF NECESSARY)

Please complete the following information:

Provider’s Name:	WellCare of Florida, Inc.
DBA Name:	N/A
Tax ID:	59-2583622
Florida Medicaid Provider ID:	015016900
(For new applicants, the Medicaid ID will be entered by the fiscal agent upon approval of the application.)

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Non-Institutional Provider Agreement Addendum
Medicare Advantage Special Needs Plan (MA SNP)
Crossover Providers

The Medicare Advantage Special Needs Plan (MA SNP) Crossover Provider (provider) agrees to the following terms and conditions:

Provider Responsibilities

1.
The provider shall possess at the time of the signing of the provider agreement, and maintain in good standing throughout the period of the agreement's effectiveness, (1) a valid health maintenance organization certificate of authority issued by the State of Florida Department of Financial Services Office of Insurance Regulation and (2) approval from the Centers for Medicare and Medicaid Services of qualifying as a MA SNP.

2.
The provider agrees to facilitate an integrated source of coverage for Medicare Advantage Special Needs eligible members by encouraging enrollment in the Medicare Advantage Special Needs Program offered by the member's plan.

3.
The provider agrees to send to the state on a monthly basis a file of their MA SNP members who are enrolled in the MA SNP operated by the entity. This file is to be submitted no later than the twentieth of the month of the enrollment.

4.	The provider agrees to accept the Agency's monthly per member payment for MA SNP members as payment in full for covered services.
5.
The provider agrees to require in its credentialing with network providers an agreement that they will not file additional claims for Medicaid deductibles or co-payment reimbursement and that they will not balance bill the member covered under this agreement.

6.	The provider agrees to assure that network providers serving the MA SNP members will be informed and educated to not file claims for Medicaid payment for persons covered under this agreement.

Payment Provisions

1.
The Agency will establish for each calendar year, through negotiation with the participating MA SNP providers and actuarial consultation, the monthly per member payment for MA SNP members. The MA SNP provider will be notified each year of the amount payable for the forthcoming calendar year. For CY 2008, for MA SNP members residing in AHCA Areas Nine, Ten, or Eleven, the monthly per member payment will be $15.00. For CY 2008, for MA SNP members residing in AHCA Areas One, Two, Three, Four, Five, Six, Seven, or Eight, the monthly per member payment will be $50.00.

2.	Any claims for copayments and deductibles processed by Medicaid for MA SNP members shall be deducted from future per member payments.

THE SIGNATORY BELOW REPRESENTS THAT HE OR SHE HAS READ THE AGREEMENT, UNDERSTANDS IT, AND IS AUTHORIZED TO EXECUTE IT ON BEHALF OF HIS OR HER RESPECTIVE PRINCIPALS

IN WITNESS WHEREOF, the undersigned representative of the above executed this agreement under the penalty of perjury and now affirms that the foregoing is true and correct.

Heath Schiesser	President and CEO	/s/ Heath Schiesser	4/1/09
(legibly print name of signatory)	Title	Signature	Date

Please Complete The Following Information:
Provider’s Name:	WellCare of Florida, Inc.
DBA Name:	N/A
Tax ID:	59-2583622
Florida Medicaid Provider ID:	015016900
(For new applicants, the Medicaid ID will be entered by the fiscal agent upon approval of the application.)

MA SNP MPA Addendum 2008